UNITED STATES
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SONUS NETWORKS, INC.
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The following is a form of communication sent to certain shareholders of Sonus Networks, Inc. beginning June 1, 2016:

Dear [Shareholder],

I am reaching out to you to highlight certain information that we hope you will take into consideration when voting on the proposals we have submitted for approval at our annual meeting on June 9, 2016, especially in light of the negative recommendations given by ISS on certain of the proposals.

To put this in context, shortly before the end of the first quarter of FY2015, we reduced our previous guidance and indicated that we anticipated our revenues for the year to be as much as 25% lower than originally expected.  We explained that the decline in expected revenues was not the result of competitive losses, but rather, was the result of sales that were expected to close in the current quarter being pushed out to later quarters as decision-makers paused to confirm a major technology transition in the telecom industry.  This transition — to software-defined networking (SDN) and network functions virtualization (NFV) — is one that we had been predicting at the time and one for which we had and have first-of-their-kind products to address.  As a result of our announcement, our stock price was cut in half, from over $16.00 to less than $8.00 in just a few weeks.  The new revenue estimate made our cash incentive plan unachievable, and the stock drop eviscerated the value of the incentive equity grants we had made over the past seven years.

In response, we did several things.  First, we announced an immediate company-wide review of our cost structure to help ensure that we remained well-positioned to continue investing in technology development and growth initiatives, while also driving positive financial returns.  This restructuring was largely complete by the end of the second quarter of FY2015, and our results have continued to improve since then.  Second, we addressed significant retention and motivation issues by lowering the metrics for the company-wide cash incentive plan and by making targeted retention equity awards to key employees.

In retrospect, we believe our immediate and decisive actions were validated.  We were able to retain many key employees, and they were able to carry out the recovery plan while the industry shift took place:  our revenues for the fourth quarter of 2015 were nearly identical to those in the fourth quarter of 2014 ($76.3m vs. $76.8m), we generated considerably greater profit, even on lower revenue (GAAP net income of $2.8m in the second half of 2015 vs. a GAAP loss of $7.4m in the second half of 2014), we were significantly cash flow positive ($34.1m in the second half of 2015), and our stock price began an upward climb (reaching $9.16 on May 31, 2016, up from a low of $5.26 on February 9, 2016).  We remain a fiscally conservative, financially stable company that is positioned to address the industry shift with a suite of industry-leading SDN and NFV products.

Proposal 1:  Re-Election of Director Candidate Matt Bross

ISS recommended a withhold vote on the election of Matt Bross because he did not attend at least 75% of the total aggregate meetings of our Board and the committees on which he serves.  While this is true, Mr. Bross did attend at least 75% of the regularly scheduled meetings of our Board and the committees on which he served.  However, he attended 67% of 9 special meetings that were often called, by necessity, on very short notice.  Mr. Bross attended at least 75% of the total meetings of our Board during the previous year.  Under these circumstances, we believe Mr. Bross fulfilled his duties as a director and adequately represented the interests of shareholders.

Proposal 3:  Option Exchange

Before our Board decided to request an option exchange program, we reached out to most of our 25 largest shareholders, and many of them agreed to give us their thoughts.  The shareholders with whom we spoke indicated nearly universal support for such a program, on the condition that it include certain shareholder-friendly features, such as the exclusion of executive officers and directors, the requirement of additional vesting, the requirement that the stock drop precipitating the exchange have taken place at least one year prior, the requirement that eligible options be priced above the 52-week high, and an overall structure that ensured that the program would be accretive to shareholders under all circumstances (that is, the value of the tendered options in the aggregate would always be greater than the value of the shares given in exchange).

ISS acknowledged that our proposed program includes all these features, but expressed concern that, because our stock is at or near its 52-week high, certain options could be eligible for exchange even though they are barely underwater.  Our assumption is that our employees will not tender barely underwater options at the steep exchange rate we expect to use in the exchange program.  And, even if they do, the value of the tendered options in the aggregate would always be greater than the value of the shares given in exchange, and therefore, the program will be accretive to shareholders under all circumstances.  Nevertheless, in recognition of the concern raised by ISS, we have decided to add an additional requirement:  to be eligible for exchange, options must have strike prices above the higher of (i) the 52-week high or (ii) 125% of the current trading price on the date on which we commence the exchange program.

ISS also noted that our 3-year burn rate is higher than the ISS benchmark.  That may be, but that calculation is largely driven by the need to issue more shares in 2015 for retention and motivation purposes after our stock dropped in the first quarter.  Further, ISS “estimates that the cost of the equity compensation program on a post-exchange basis remains reasonable with SVT of 13.0 percent, which is below the company-specific allowable threshold of 13.7 percent.  This estimate takes into account the proposed additional 800,000 shares per Proposal 2 as well as the recycling of 2 million shares in the exchange” (emphasis added).

Proposal 5:  Say-On-Pay

ISS recommended against Say-On-Pay for reasons that are understandable given their largely “quantitative screen”:  when assessing pay, ISS used the value of equity compensation on the date of grant, even though the realizable value was much less (due to the drop in our stock price).  And, while our TSR may have compared poorly to that of our peers, the financial recovery plan that we implemented yielded quick results:  Our revenues for the fourth quarter of 2015 were nearly identical to those in the fourth quarter of 2014 ($76.3m vs. $76.8m), we generated considerably greater profit, even on lower revenue (GAAP net income of $2.8m in the second half of 2015 vs. a GAAP loss of $7.4m in the second half of 2014), we were significantly cash flow positive ($34.1m in the second half of 2015), and our stock price began an upward climb (reaching $9.16 on May 31, 2016, up from a low of $5.26 on February 9, 2016).

This quantitative and qualitative recovery was managed by our leadership team, which was retained and motivated by a revised short term bonus plan and targeted equity grants, both of which reflected the changed circumstances since the beginning of the 2015 fiscal year.  This recovery allowed us to remain a financially stable company that is positioned to address the industry shift with a suite of industry-leading SDN and NFV products.

If you have further questions, please contact Jeffrey M. Snider, Chief Administrative Officer, directly at 978-614-8600.  Thank you.